Exhibit 99.1

enabling tomorrow’s technologies™
355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | info@cvdequipment.com

CVD Equipment Corporation Announces Definitive Agreement for the Sale of its SDC Division

CENTRAL ISLIP, N.Y., (Business Wire) – March 24, 2026 - CVD Equipment Corporation (NASDAQ: CVV) today announced that it has entered into a definitive agreement under which the Company’s Stainless Design Concepts (“SDC”) business division will become part of Atlas Copco Group. The purchase price amounts to approximately $16.9 million in cash, subject to certain purchase price adjustments. The transaction is expected to close during the second quarter of 2026, subject to customary closing conditions.

Manny Lakios, President and Chief Executive Officer of CVD Equipment Corporation, stated, “This transaction, which is aligned with our previously announced decision to pursue strategic alternatives for our company, will allow us to focus on our core CVD Equipment business located in Central Islip, New York. The divestiture will strengthen our balance sheet and provide additional financial flexibility as we continue evaluating opportunities for the CVD Equipment business, its product lines, and our two facilities. Our goal remains maximizing value for our shareholders.”

The Company expects to use the proceeds from the transaction to enhance financial flexibility and support initiatives aimed at creating shareholder value. The net cash proceeds after payment of transaction expenses and taxes are approximately $15.0 million, of which $900,000 will be held in escrow to cover post-closing adjustments and indemnification obligations under the agreement.

CVD will retain ownership of its Saugerties, New York facility, which will be leased to the acquiring company for an initial term of two years following the closing of the transaction.

About CVD Equipment Corporation

CVD Equipment Corporation (NASDAQ: CVV) designs, develops, and manufactures a broad range of chemical vapor deposition, thermal processing, physical vapor transport, gas and chemical delivery control systems, and other equipment and process solutions used to develop and manufacture materials and coatings for industrial applications and research. Our products are used in production environments as well as research and development centers, both academic and corporate. Major target markets include aerospace & defense (ceramic matrix composites), silicon carbide (SiC) high power electronics, and EV battery materials (carbon nanotubes, graphene, and silicon nanowires) and industrial applications. Through its application laboratory, the Company allows customers the option to bring their process tools to our laboratory and to work collaboratively with our scientists and engineers to optimize process performance.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results and performance could differ materially from such forward-looking information. The Company’s Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

CVD Equipment Corporation Contact:

Richard Catalano, Executive Vice President & CFO

Phone: (631) 981-7081

Email: investorrelations@cvdequipment.com